SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

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                                  Ultrak, Inc.
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                             [LETTERHEAD OF ULTRAK]

                                                                October 26, 2000

Dear Fellow Detection Systems Shareholder:

      I am writing to clarify what the pending proxy contest is about and what it is not about. Recent statements by Detection Systems have misrepresented what Ultrak is trying to achieve, and I want to set the record straight.

WHAT THIS PROXY CONTEST IS ABOUT

      Ultrak believes that Detection Systems should be sold to the highest bidder. The incumbent management of Detection Systems does not.

      For more than a year, Ultrak has been encouraging Detection Systems' management to sell the Company. As part of this effort, Ultrak initiated discussions between the Company and Robert Bosch, GmbH, a $30 billion global company whose Robert Bosch Security division has annual sales greater than Detection Systems' and Ultrak's combined.

      After discussions with Detection Systems that went nowhere, on September 23, 2000, Bosch made a written proposal to acquire Detection Systems for $14 per share in cash. The proposal contemplated that Bosch would be permitted to complete its due diligence with the Company's cooperation and held out the possibility that the purchase price might be increased.

      Nonetheless, without discussing the offer with Bosch and without offering Bosch the opportunity to complete its due diligence, on October 13, 2000, Detection Systems announced that it had rejected the Bosch offer because the proposed price "did not represent a fair value for the Company and would not be in the best interests of the Company's shareholders."

      Both Ultrak and the Ultrak Nominees believe that the Bosch offer should be pursued and that Bosch should be permitted to complete its due diligence. Rather than stiff-arming Bosch, Detection Systems' management should be meeting with Bosch to convince Bosch that the Company is worth even more than the $14 per share that Bosch offered.

      If elected, the Ultrak Nominees will pursue and seek to improve the Bosch offer and will also pursue the sale of the Company to any other bidder who will pay more than Bosch.

WHAT THIS PROXY CONTEST IS NOT ABOUT

      Ultrak is a 21% shareholder of Detection Systems and holds its shares as an investor, not as a buyer and not as a competitor. Ultrak is not interested in acquiring Detection Systems, and would be precluded from doing so until October 30, 2003 even if it wanted to (which it does not)! Ultrak wants to realize immediate shareholder value in a transaction where all shareholders can participate equally.

Detection Systems' Misleading Charges

      Detection Systems has publicly stated and implied that Ultrak is motivated by its interests as a competitor of the Company and that if the Ultrak Nominees are elected, Ultrak will control Detection Systems. These statements are irresponsible and they are false and misleading.

      Ask yourself: If Ultrak's "ulterior motive" were to use its 21% interest in Detection Systems to help it competitively, or if Ultrak's desire were to control Detection Systems, why would Ultrak have spent so much time and effort to interest Bosch in purchasing the Company? Bosch is a huge global company with resources far greater than Ultrak's. We do not believe, and we find it hard to understand how anyone could believe, that Bosch's ownership of Detection Systems will make Detection Systems a weaker competitor to Ultrak.

      As to Detection Systems' efforts to imply that Ultrak will control Detection Systems if the Ultrak Nominees are elected, you should know that our nominees are independent of Ultrak. If the Ultrak Nominees are elected to the Detection Systems board of directors, they will owe fiduciary duties under New York law to Detection Systems and its shareholders. This means -- contrary to what Detection Systems' management has repeatedly stated and implied -- that they would be prohibited from taking action for the benefit of Ultrak and to the detriment of Detection Systems' other shareholders.

      Not only has Detection Systems said that Ultrak would control Detection Systems, it has also said that Ultrak's management is not qualified to lead Detection Systems because it has been unable to produce financial results for Ultrak. It is true that both we and Detection Systems have had a hard time in the current operating environments within our industries; we don't deny that it's tough out there. But since Ultrak will not be running Detection Systems, all of these "issues" are completely beside the point -- if the Ultrak Nominees are elected to the Detection Systems board, those nominees, and not Ultrak, will control Detection Systems, and their agenda will be a prompt sale of Detection Systems, plain and simple.

Don't Be Fooled

      Please don't be fooled by management's efforts to divert your attention from the real issue at stake in this proxy contest. Ultrak is not seeking to control Detection Systems or to harm it. This election contest is about the ability of shareholders to realize value on their investments.

      We need your support to elect directors who are committed to maximizing shareholder value through a sale of the Company. If elected, our nominees will cause the board of directors of Detection Systems to retain an investment banking firm, which would be charged with implementing a sale of the Company -- either to Bosch or another buyer.

      In closing, I am reminded by Ultrak's lawyers that I must let you know that there can be no assurance that Ultrak's nominees, if they are elected, will be able to cause a sale of the Company or, if they do cause a sale of the Company, as to the price at which the Company may


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be sold. Nonetheless, rest assured that the Ultrak Nominees are committed to doing their level best to sell Detection Systems as quickly as practicable.

                                        Sincerely yours,


                                        George K. Broady
                                        Chairman of the Board and Chief
                                        Executive Officer Ultrak, Inc.

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If you have any questions about the upcoming election of directors or Ultrak's goals in supporting the Ultrak Nominees, I encourage you to call me at (972) 353-6650 or to email me at george.broady@ultrak.com with a number where you may be reached.

You may also contact our proxy firm, Georgeson Shareholder Communications Inc., at (800) 223-2064.
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